EXHIBIT 10.3

O-I GLASS, INC.

FIFTH AMENDED AND RESTATED

2017 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT (“Agreement”), dated as of the grant date referenced above (the “Grant Date”) is made by and between O-I Glass, Inc., a Delaware corporation (the “Company”) and the person whose account for which this grant is being accepted, an employee or consultant of the Company, a Parent Corporation or a Subsidiary (the “Participant”):

WHEREAS, the Company has established the Fifth Amended and Restated 2017 Incentive Award Plan (as amended from time to time, the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement);

WHEREAS, the Plan provides for the issuance of performance-based Restricted Stock Units (“PSUs”), subject to vesting based on performance conditions and to other conditions stated herein;

WHEREAS, the Company is willing to invest in the Participant and, in doing so, to provide the Participant with access to know-how, proprietary information and technology, trade secrets, confidential commercial information, and/or customer details; and

WHEREAS, the Compensation and Talent Development Committee of the Board of Directors of the Company (the “Committee”) has determined it would be to the advantage and best interest of the Company and its stockholders to issue the PSUs provided for herein to the Participant in consideration of services rendered, or to be rendered, to the Company, a Parent Corporation or a Subsidiary.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below, unless the context clearly indicates to the contrary.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.

Section 1.1 - Cause

“Cause” shall mean the Participant’s dishonesty, disloyalty, misconduct, insubordination, failure to reasonably devote working time to assigned duties, failure or refusal to comply with any reasonable rule, regulation, standard or policy which from time to time may be established by the Company, including, without limitation, those policies set forth in the Company’s Policy Manual in effect from time to time, or failure to fully cooperate with any investigation of an alleged violation of any such rule, regulation, standard or policy.

Section 1.2 - Competing Business

“Competing Business” shall mean each of the following companies and associations, including each of their parent, subsidiary and successor companies: Amcor, Anchor Glass Container Corporation, Ardagh Group SA, BA Vidro, Ball Corp, Can Manufacturers Institute, Crown Holdings, Inc., Plastics Industry Association, Silgan Holdings, Inc., Veraillia, Vetropack, and Vidrala.

Section 1.3 - Good Reason

“Good Reason” means the occurrence of any of the following without the prior written consent of the Participant:

(i)a material diminution in the Participant’s base compensation;

(ii)

a material diminution in the Participant’s authority, duties or responsibilities (including, if Participant is then serving as the Chief Executive Officer or the Chief Financial Officer of the Company, any changes which result from Participant not being employed by a public company following a Change in Control);

(iii)	a material change in the geographic location at which the Participant must perform services; or
(iv)	any other action or inaction that constitutes a material breach by the Company of the terms of Participant’s employment as in effect immediately prior to a Change in Control.

Notwithstanding the foregoing, (a) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than thirty (30) days after the time at which the Participant becomes aware of the occurrence of the event or condition purportedly giving rise to Good Reason and (b) if there exists (without regard to this clause (b)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

Section 1.4 - Parent Corporation

“Parent Corporation” shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.5Performance Period

“Performance Period” shall mean [ ⚫ ] through [ ⚫ ], or such shorter period ending on any Vesting Date occurring prior to [ ⚫ ].

Section 1.6- Retirement

“Retirement”  shall mean, solely for purposes of this Agreement and only if the Participant is an Employee, the “separation from service” (within the meaning of Section 409A of the Code) of a Participant from the Company, a Parent Corporation or a Subsidiary after reaching the age of 60 and having 10 years of employment, or after reaching the age of 65.

Section 1.7 - Vesting Date

“Vesting Date” shall mean [ ⚫ ] (or, if earlier, the date on which the PSU becomes vested under Section 3.2(a) of this Agreement).

ARTICLE II.

ISSUANCE OF PSUs

In consideration of the services rendered or to be rendered to the Company, a Parent Corporation or a Subsidiary and for other good and valuable consideration which the Committee has determined to be equal to the par value of the Shares, on the Grant Date the Company awards to the Participant the number of PSUs specified for this grant in the Solium Shareworks Account accessible by the Participant. Each PSU is granted in tandem with a Dividend Equivalent, as further described in Section 3.5 below.

ARTICLE III.

VESTING; PAYMENT

Section 3.1 - Vesting of PSUs

Except as otherwise provided in Section 3.2(a) below (and subject to Section 3.3 below), the PSUs shall be eligible to become earned in accordance with Section 3.4 and shall vest, to the extent earned, on [ ⚫ ], provided that the Participant does not experience a Termination of Service prior to such date and subject to Section 3.3 below.

Section 3.2 - Effect of a Change in Control

Notwithstanding Section 3.1, if (i) a Change in Control is consummated and (ii) an Assumption (as defined in the Plan) of the PSUs occurs in connection with such Change in Control, then, upon the Participant’s Termination of Service without Cause or by the Participant for Good Reason, in either case, upon or following such Change in Control but prior to the second (2nd) anniversary of the Change in Control, the unvested PSUs (as so continued, converted or assumed) or such new restricted stock units or other rights, as applicable, shall remain outstanding and eligible to vest (to the extent earned pursuant to Section 3.4(b)) on the Vesting Date.

Section 3.3 - Termination of PSUs

(a)Upon the Participant’s Termination of Service for any reason, all then-unvested PSUs issued to the Participant pursuant to this Agreement (after taking into account any vesting that may occur in connection with such Termination of Service, if any) shall immediately terminate and be cancelled and forfeited.

(b)Notwithstanding the foregoing, in the event that (i) the Participant dies, (ii) the Participant (if such Participant is an Employee) incurs a Termination of Service due to Retirement or (iii) the Participant incurs a Termination of Service due to Disability, in any case, the PSUs shall remain outstanding and eligible to vest on the Vesting Date with respect to the PSUs that are earned in accordance with Section 3.4(b) (and any PSUs that do not become earned and vested on the Vesting Date in accordance with this Section 3.3(b) shall be cancelled and forfeited on the Vesting Date).

(c)Further notwithstanding the foregoing, if the Participant experiences a Termination of Service resulting from the Company’s discharge of the Participant without Cause, the PSUs shall remain outstanding and eligible to vest on the Vesting Date in (i) that number of PSUs previously “banked” pursuant to Section 3.4(b) below with respect to any completed fiscal year during the Performance Period plus (ii) a pro-rata portion of the number of PSUs that would have been earned and “banked” in accordance with Section 3.4(b) upon completion of the fiscal year of the Participant’s Termination of Service (had such Termination of Service not occurred) based upon actual performance for such fiscal year, determined by multiplying the total number of such PSUs that would have earned and “banked” in accordance with Section 3.4(b) by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which the Termination of Service occurs (or, if the Termination of Service occurs during the first fiscal year of the Performance Period, the Grant Date) through the date of Participant’s Termination of Service and the denominator of which is the number of days from the first day of the fiscal year in which the Termination of Service occurs (or, if the Termination of Service occurs during the first fiscal year of the Performance Period, the Grant Date) through the last day of the fiscal year in which the Termination of Service occurred (and any PSUs that do not become earned and vested on the Vesting Date in accordance with this Section 3.3(c) shall be cancelled and forfeited on the Vesting Date).

Section 3.4 - Payment of PSUs

(a)Except as provided under Section 3.2(a), vested PSUs that are earned in accordance with Section 3.4(b) shall be paid, as soon as practicable after [ ⚫ ] and not later than March 15th of the calendar year immediately following the last fiscal year of the Performance Period.

(b)One-third of the total number of PSUs granted hereby will be eligible to be earned and “banked” following the end of each fiscal year ending during the Performance Period and, such PSUs shall entitle the Participant to receive a number of Shares, if any, determined by the addition of: (i) the Company’s EPS (as defined below) performance for such fiscal year at a weight of [ □ ]% and (ii) the Company’s Return on Invested Capital (as defined below) performance for such fiscal year at a weight of [ □ ]%, with the total of that summation multiplied by (iii) the r-TSR Multiplier for the Performance Period (as defined below).

◾EPS.  For the Company’s [ ⚫ ] fiscal year, the Company’s target EPS level shall equal $[ □ ].  The Administrator shall determine the target EPS level for each subsequent fiscal year occurring during the Performance Period no later than 90 days following the beginning of the applicable fiscal year; provided, that the target EPS level for each of the Company’s [ ⚫ ] and [ ⚫ ] fiscal years shall equal an [ □ ]% and [ □ ]%, respectively, compound annual growth rate over the preceding fiscal year’s actual EPS.  The Company’s minimum EPS level for each fiscal year during the Performance Period shall equal [ □ ]% of the target EPS level for such fiscal year and the Company’s maximum EPS level for each fiscal year during the Performance Period shall equal [ □ ]% of the target EPS level for such fiscal year.  For purposes hereof, “EPS” shall mean, for each fiscal year ending during the Performance Period, “diluted earnings per share” from continuing operations before items that management considers not representative of ongoing operations, as reported by the Company in its earnings release for each of the Company’s fiscal years ending during the Performance Period and adjusted for the impact of significant acquisitions and divestitures and to exclude the effect of non-service pension and retiree medical costs outside of budget. Results between the minimum and target EPS, and results between the target and maximum EPS, shall be interpolated per the attached charts, as determined by the Committee.
◾ROIC.  For the Company’s [ ⚫ ] fiscal year, the Company’s target Return on Invested Capital level shall equal [ □ ]%.  The Administrator shall determine the target Return on Invested Capital level for each subsequent fiscal year occurring during the Performance Period no later than 90 days following the beginning of the applicable fiscal year; provided, that the target Return on Invested Capital level for each of the Company’s [ ⚫ ] and [ ⚫ ] fiscal years shall equal [ □ ]bps and [ □ ]bps, respectively, above the preceding fiscal year’s actual Return on Invested Capital.  For purposes hereof, “Return on Invested Capital” shall mean, with respect to each fiscal year of the Company ending during the Performance Period, the number calculated by multiplying (a) the Company’s earnings before interest, taxes and items that management considers not representative of ongoing operations for such fiscal year times (b) one minus the Company’s tax rate for the applicable full fiscal year (computed on a basis excluding items that management considers not representative of ongoing operations), and dividing the product thereof by the sum of the (x) Company’s total debt and (y) total share owners’ equity, all as reflected on the Company’s consolidated balance sheet for the applicable fiscal year and adjusted for the impact of significant acquisitions and divestitures. For purposes of computing total share owners’ equity for the denominator of this calculation, the accumulated other comprehensive income related to pension and retiree medical shall be held constant for each year of the Performance Period at the amount reflected on the Company’s consolidated balance sheet as of [ ⚫ ]. The Company’s minimum Return on

Invested Capital level for each fiscal year during the Performance Period shall equal [ □ ]% of the target Return on Invested Capital level for such fiscal year and the Company’s maximum Return on Invested Capital level for each fiscal year during the Performance Period shall equal [ □ ]% of the target Return on Invested Capital level for such fiscal year.  Results between the minimum and target Return on Invested Capital, and results between the target and maximum Return on Invested Capital, shall be linearly interpolated per the attached charts, as determined by the Committee.
◾r-TSR.  For purposes of this Agreement, “r-TSR Multiplier” shall mean: (a) if the Company’s r-TSR (as defined below) for the Performance Period is less than or equal to the [ ⚫ ] percentile, [ ⚫ ]; or (b) if the Company’s r-TSR for the Performance Period is equal to or above the [ ⚫ ] percentile, [ ⚫ ].  Results above the [ ⚫ ] percentile, but less than the[ ⚫ ] percentile performance shall be interpolated as per the attached charts, as determined by the Committee. For purposes hereof, “r-TSR” means, the relative rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period of the Common Stock as compared to that of the shares of common stock of each member of the Peer Group (as defined below).  For purposes of calculating r-TSR, the beginning stock price for the Company and each member of the Peer Group will be based on the closing price on the last trading day to occur immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then traded and the ending stock price for the Company and each member of the Peer Group will be based on the closing price on the last trading day of the Performance Period on the principal stock exchange on which the stock then trades (and also adjusted for any stock splits). The “Peer Group” means the S&P 1500 – Materials (GICS# 1510) as of the Grant Date.  The Committee may, in its discretion, adjust r-TSR to reflect acquisitions or dispositions of Peer Group members, stock splits applicable to the Company and/or members of the Peer Group and the bankruptcy or delisting of a member of the Peer Group.

If the Company’s performance for any fiscal year during the Performance Period falls below either minimum EPS amount or minimum Return on Invested Capital amount, the weighting of such EPS or Return on Invested Capital component shall equal 0% for such fiscal year, but shall not affect any other measure of performance or any other fiscal year.  If the Company fails to meet or exceed both the minimum EPS amount and minimum Return on Invested Capital amount for any fiscal year during the Performance Period, no PSUs will become payable hereunder with respect to such fiscal year during the Performance Period.  Conversely, to the extent the Company’s performance exceeds either or both the maximum EPS amount and the maximum Return on Invested Capital amount for any fiscal year during the Performance Period, no amounts in excess of such maximum performance shall be taken into account in determining the amount payable with respect to the PSUs with respect to such fiscal year.  Charts illustrating the [ ⚫ ] performance measures are shown in Attachment A.

Section 3.5 – Dividend Equivalents

A bookkeeping account will be established by the Company to which Dividend Equivalents equal to the product of (a) the number of PSUs subject to this Agreement, and (b) the dividends declared on a single Share will be credited. To the extent the Participant becomes vested in any PSUs issued pursuant to this Agreement, the Dividend Equivalents corresponding to such PSUs will be converted to cash or additional Shares (as may be determined by the Administrator in its sole discretion) and will be paid to the Participant at the same time as the Shares are issued with respect to the vested PSUs.  The Participant shall not be entitled to payment of any Dividend Equivalents relating to dividends for which the applicable ex-dividend date occurs on or after the earlier to occur of the payment or forfeiture of the PSU underlying such Dividend Equivalent.

ARTICLE IV.

NON-COMPETITION/NON-SOLICITATION

Section 4.1 - Covenant Not to Compete

The Participant covenants and agrees that prior to the Participant’s Termination of Service and for a period of one (1) year following the Participant’s Termination of Service for any reason, including, without limitation, a termination for Cause or without Cause or due to the Participant’s resignation or Retirement, the Participant shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

Section 4.2 - Non-Solicitation of Employees

The Participant agrees that prior to the Participant’s Termination of Service and for one (1) year following the Participant’s Termination of Service for any reason, including, without limitation, a termination for Cause or without Cause or due to the Participant’s resignation or Retirement, the Participant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any Employee of the Company, any Parent Corporation or any Subsidiary to leave the employment of the Company, any Parent Corporation or any Subsidiary for any reason whatsoever, or hire any Employee of the Company, any Parent Corporation or any Subsidiary except into the employment of the Company, a Parent Corporation or a Subsidiary.

Section 4.3 –Certain Exceptions

Notwithstanding Sections 4.1 and 4.2 above, the Participant acknowledges and agrees that if the Participant resides and/or works in the State of California or any other State or jurisdiction in which the restrictions set forth in Section 4.1 and/or Section 4.2 above are not enforceable following the Participant’s Termination of Service, such obligations contained in Sections 4.1 (Covenant Not to Compete) and/or 4.2 (Non-Solicitation of Employees), as applicable, shall not apply to the Participant after the Participant’s Termination of Service.

Section 4.4 - Equitable Relief

The Participant agrees that it is impossible to measure in money the damages that will accrue to the Company in the event that the Participant breaches any of the restrictive covenants provided in Sections 4.1 or 4.2 hereof.  Accordingly, in the event that the Participant breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Participant from further violating such restrictive covenant.  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Participant hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert such claim or defense.  The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company, and the Participant hereby agrees to account for and pay over, any compensation, profits, monies, accruals or other benefits derived or received by the Participant as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 4.1 or 4.2 hereof.

ARTICLE V.

OTHER PROVISIONS

Section 5.1 - PSUs and Dividend Equivalents Not Transferable

Neither the PSUs nor Dividend Equivalents, nor any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any such attempted disposition thereof shall be null and void and of no effect; provided however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.2 - No Right to Continued Employment

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ or service of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, any Parent Corporation or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reasons whatsoever, with or without Cause.

Section 5.3 - Conditions to Issuance of Stock Certificates

The Company shall not be required to issue or deliver any certificate or certificates for Shares pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall, in its sole discretion, deem necessary or advisable; and

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; and

(d)Subject to Section 5.10, the payment by the Participant of all amounts which, under federal, state or local tax law, the Company, a Parent Corporation or a Subsidiary is required to withhold upon vesting or payment of a PSU and/or Dividend Equivalent; and

(e)The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience.

Section 5.4 - Notices

Any notice to be delivered to the Company under this Agreement shall be delivered to such individual and in such form as the Committee shall specify from time to time and communicate to the Participant.  Any notice to be delivered to the Participant shall be addressed to the Participant at the Participant’s last address reflected in the Company’s records.  Notices may be given electronically (or by facsimile), and will be deemed given when sent.  Otherwise, notices shall be sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

Section 5.5 - Rights as Stockholder

Participant shall not, by virtue of the PSUs granted hereby, be entitled to vote in any Company election, receive any dividend in respect of Shares subject to the PSUs (except as provided under Section 3.5 above) or exercise any other rights of a stockholder of the Company.  The PSUs shall not confer upon the Participant any rights of a stockholder of the Company unless and until the PSUs have vested and certificates representing the Shares subject to the PSUs shall have been issued by the Company pursuant to the terms of this Agreement.

Section 5.6 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7 - Conformity to Laws

The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of applicable law, including without limitation the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3 of the Exchange Act.  Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the PSUs and Dividend Equivalents shall be granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, this Agreement and the PSUs and Dividend Equivalents granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.8 - Section 409A

(a)This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code and the Treasury Regulations relating thereto (together, “Section 409A”).  Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 5.8 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, the Participant shall have no discretion over or ability to control the actual year in which payment is made.

(b)Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s “separation from service” to the extent that the Administrator determines that the Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement.

(c)Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

Section 5.9 - Amendment

This Agreement may be amended without the consent of the Participant, except that no amendment of this Agreement shall, without the written consent of the Participant, impair any rights of the Participant under this Agreement.

Section 5.10 - Tax Withholding

Subject to Section 5.10(b) below, the Company’s obligation to issue or deliver to the Participant any certificate or certificates for Shares is expressly conditioned upon receipt from the Participant, on or prior to the date reasonably specified by the Company of all withholding taxes owed in connection with the PSUs and Dividend Equivalents by one of the following methods:

(i) Full payment (in cash or by check) of any amount that must be withheld by the Company, a Parent Corporation or Subsidiary for foreign, federal, state and/or local tax purposes;

(ii) Subject to the Administrator’s consent, full payment by delivery to the Company of unrestricted Shares previously owned by the Participant, duly endorsed for transfer to the Company by the Participant with an aggregate Fair Market Value (determined on the date such withholding obligation arises) equal to the amount that must be withheld by the Company, a Parent Corporation or a Subsidiary for foreign, federal, state and/or local tax purposes;

(iii) With respect to any withholding tax obligations for PSUs that become vested, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(iv) Subject to the Administrator’s consent, a combination of payments provided for in the foregoing subsections (i), (iii) and (iii) (and/or in Section 5.10(b) below).

Notwithstanding Section 5.10(a), unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, a portion of the Shares (or cash, as applicable) deliverable with respect to vested PSUs and Dividend Equivalents that become payable with an aggregate Fair Market Value (determined on the date such withholding obligation arises) equal to the amount that must be withheld by the Company, a Parent Corporation or a Subsidiary for foreign, federal, state and/or local tax purposes, in accordance with Section 11.2 of the Plan.

With respect to each individual who was an executive officer of the Company and subject to Section 16 of the Exchange Act on the Grant Date only, the Committee has consented to payment of tax withholding obligations under subsection Sections 5.10(a) and (b), as the Participant may elect during such time periods as the Company may permit in compliance with all applicable legal requirements.

Notwithstanding anything herein to the contrary, the number of Shares which may be withheld with respect to the payment of any PSUs and/or Dividend Equivalents in order to satisfy the Company’s foreign, federal, state and/or local tax withholding obligations with respect to the payment of the PSUs and/or Dividend Equivalents shall be no greater than the number of Shares which have a Fair Market Value on the date on which the withholding obligation raises equal to the aggregate amount of such withholding obligations based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and/or foreign income and payroll tax purposes.

Section 5.11 - Clawback

Notwithstanding anything contained in the Agreement to the contrary, all PSUs and Dividend Equivalents awarded under this Agreement, and any Shares or cash issued upon settlement hereunder, shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other clawback or recoupment policy that the Company may implement following the Grant Date.

Section 5.12 - Governing Law

The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.  Further, proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court located in the District of Delaware or the Delaware Court of Chancery.  The Participant hereby consents and submits to the exclusive jurisdiction of the designated courts.  No legal action, suit, or proceeding with respect to this Agreement may be brought in any other forum.  The Participant hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit, or proceeding brought in the designated courts has been brought in an improper or inconvenient forum or venue.

IN WITNESS HEREOF, this Agreement has been executed and delivered by the parties hereto.

O-I GLASS, INC.

By:

Its: